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                                                                    Exhibit 6.32

                                 PROMISSORY NOTE



$250,000.00                                                     Phoenix, Arizona
                                                                October 8, 1999


For value received the undersigned promises to pay to the order of Richard B. McCulloch at Phoenix, Arizona, or such other place as the holder may designate, the sum of TWO HUNDRED FIFTY THOUSAND & 00/100 DOLLARS ($250,000.00).

Interest at the rate of FIFTEEN PERCENT (15%) per annum shall accrue from the date of this note. All payments shall apply first to interest and the balance to principal.

The entire principal and interest shall be due and payable on or before February 8, 2000.

All principal and interest under this note shall be payable in lawful money of the United States.

The Maker hereof, hereby waives grace, presentment, demand, notice of dishonor and protest. If suit shall be brought to recover on this note or to enforce any of its terms or provisions the prevailing party shall be entitled to reimbursement of reasonable attorney fees.

As additional consideration for the loan evidenced by this note, maker shall grant to payee, TWO HUNDRED FIFTY THOUSAND (250,000) Warrants to purchase restricted common stock of the maker for a price of ONE DOLLAR ($1) per share and such Warrants shall expire October 7, 2006.


MAKER

FutureOne, Inc. (a Nevada corporation)


By:  /s/ Kendall Q. Northern                               By:  /s/ Earl J. Cook
     President                                                  Treasurer